Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of TypTap Insurance Group, Inc. of our report dated February 15, 2021, except for Notes 13, 16, 17, and 23, as to which the date is August 3, 2021, with respect to the consolidated and combined financial statements of TypTap Insurance Group, Inc. and Subsidiaries, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Dixon Hughes Goodman LLP

Tampa, Florida

November 8, 2021